Exhibit 10.1
Credit and Security Agreement (Committed)

CREDIT AND SECURITY AGREEMENT
BY AND AMONG
PROFESSIONAL VETERINARY PRODUCTS, LTD.
a Nebraska corporation
EXACT LOGISTICS, LLC
a Nebraska limited liability company
PROCONN, LLC
a Nebraska limited liability company
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION
Acting through its Wells Fargo Business Credit operating division
January 29, 2010

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ARTICLE V REPRESENTATIONS AND WARRANTIES		26

Section 5.1	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number	26
Section 5.2	Capitalization	27
Section 5.3	Authorization of Borrowing; No Conflict as to Law or Agreements	27
Section 5.4	Legal Agreements	27
Section 5.5	Subsidiaries	28
Section 5.6	Financial Condition; No Adverse Change	28
Section 5.7	Litigation	28
Section 5.8	Regulation U	28
Section 5.9	Taxes	28
Section 5.10	Titles and Liens	28
Section 5.11	Intellectual Property Rights	28
Section 5.12	Plans	29
Section 5.13	Default	30
Section 5.14	Environmental Matters	30
Section 5.15	Submissions to Lender	31
Section 5.16	Financing Statements	31
Section 5.17	Rights to Payment	31
Section 5.18	Financial Solvency	31

ARTICLE VI COVENANTS		32

Section 6.1	Reporting Requirements	32
Section 6.2	Financial Covenants	35
Section 6.3	Permitted Liens; Financing Statements	35
Section 6.4	Indebtedness	36
Section 6.5	Guaranties	36
Section 6.6	Investments and Subsidiaries	36
Section 6.7	Dividends and Distributions	37
Section 6.8	Salaries	37
Section 6.9	Reserved	37
Section 6.10	Books and Records; Collateral Examination, Inspection and Appraisals	37
Section 6.11	Account Verification	38
Section 6.12	Compliance with Laws	38
Section 6.13	Payment of Taxes and Other Claims	39
Section 6.14	Maintenance of Properties	39
Section 6.15	Insurance	39
Section 6.16	Preservation of Existence	39
Section 6.17	Delivery of Instruments, etc.	39
Section 6.18	Sale or Transfer of Assets; Suspension of Business Operations	39
Section 6.19	Consolidation and Merger; Asset Acquisitions	40
Section 6.20	Sale and Leaseback	40
Section 6.21	Restrictions on Nature of Business	40
Section 6.22	Accounting	40

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CREDIT AND SECURITY AGREEMENT
Dated January 29, 2010
     PROFESSIONAL VETERINARY PRODUCTS, LTD., a Nebraska corporation (“PVP”), EXACT LOGISTICS, LLC, a Nebraska limited liability company (“Exact”), PROCONN, LLC, a Nebraska limited liability company (“ProConn”; together with PVP: and Exact, jointly and severally, the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (as more fully defined in Article I herein, the “Lender”) acting through its Wells Fargo Business Credit operating division, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:
          “Account Funds” is defined in Section 2.9(a).
          “Accounts” shall have the meaning given it under the UCC.
          “Accounts Advance Rate” means up to eighty percent (80%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time; provided that, as of any date of determination, the Accounts Advance Rate shall be reduced by one (1) percentage point for each percentage by which Dilution is in excess of five percent (5.0%).
          “Advance” means a Revolving Advance.
          “Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
          “Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.
          “Agreement” means this Credit and Security Agreement.
          “Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.
          “Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note and (ii) the L/C Amount.

          “Bayer” means the Bayer Corporation.
          “Baytril Accounts” means that portion of accounts owed by an account debtor for the purchase of Baytrill 100 (Enrofloxacin) injectable solution.
          “Borrowing Base” means at any time the lesser of:
               (a) The Maximum Line Amount; or
               (b) Subject to change from time to time in the Lender’s sole discretion, the sum of:
          (i) The product of the Accounts Advance Rate times Eligible Accounts; plus
            (ii) The lesser of (A) the product of the Inventory Advance Rate times Eligible Inventory, (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory or (C) $18,000,000; less
          (iii) The Liquidity Reserve; less
          (iv) The Borrowing Base Reserve, less
            (v) Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, and an amount that the Lender in its reasonable discretion finds on the date of determination to be equal to the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrower by Lender.
          “Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default.
          “Business Day” means a day on which the Federal Reserve Bank of New York is open for business.
          “Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.
          “Collateral” means all of the Borrower’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any

Collection Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; (viii) proceeds of any and all of the foregoing; (ix) books and records of the Borrower, including all mail or electronic mail addressed to the Borrower; and (x) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.
          “Collection Account” means “Collection Account” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable.
          “Commitment” means the Lender’s commitment to make Advances to, and to issue Letters of Credit for the account of, the Borrower.
          “Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.
          “Credit Facility” means the credit facility under which Revolving Advances and Letters of Credit may be made available to the Borrower by the Lender under Article II.
          “Current Maturities of Long Term Debt” means during a period beginning and ending on designated dates, the amount of the Borrower’s long-term debt and capitalized leases which became due during that period.
          “Cut-off Time” means 11:59 a.m. Central Time.
          “Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.
          “Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.
          “Debt Service Coverage Ratio” means (a) the sum of (i) Funds from Operations and (ii) Interest Expense minus (iii) dividends and distributions paid by Borrower during the current test period, (iv) stock repurchases made by Borrower (net of new stock sales) during the current test period and (iv) Unfinanced Capital Expenditures divided by (b) the sum of (i) Current Maturities of Long Term Debt and (ii) Interest Expense.
          “Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.
          “Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.
          “Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3.0%) over the applicable Floating Rate, as such rate may change from time to time.
          “Dilution” means, as of any date of determination, a percentage, based upon the experience of the trailing six (6) month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) the Borrower’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).
          “Director” means a director if the Borrower is a corporation, a governor or manager if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.
          “Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.
          “Eligible Accounts” means all unpaid Accounts of the Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:
         (i) That portion of Accounts (A) with invoice due dates less than or equal to 60 days which are unpaid 60 days or more after the invoice due date, (B) with invoice due dates greater than 60 days but less than or equal to 180 days which are unpaid 30 days or more after the invoice due date and (C) with invoice due dates greater than 180 days;
         (ii) That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns, to the extent of such claim, dispute, offset, contra account or reserve, as applicable;
         (iii) That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by the Borrower to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;
     (iv) Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;
     (v) Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);
     (vi) Accounts denominated in any currency other than United States dollars;
     (vi) Accounts owed by an account debtor located outside the United States or Canada which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;
     (viii) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
     (ix) Accounts owed by a Subsidiary, Affiliate, Director, Officer or employee of the Borrower;
     (x) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender; provided that the Baytril Accounts and the Hill’s Accounts shall not be ineligible solely as a result of Hill’s Lien in the Hill’s Accounts or Bayer’s Lien in the Baytril Accounts so long as (A) the Liquidity Reserve is in place in an amount not less than twice the aggregate amount of the Baytril Accounts and the Hill’s Accounts, and (B) Borrower’s payables to both Bayer Corporation and Hill’s Pet Nutrition are not past due under their respective terms, each as determined by Lender;
     (xi) That portion of Accounts that has been restructured, extended, amended or modified;
     (xii) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
     (xiii) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds fifteen percent (15%) of the aggregate amount of all Eligible Accounts;

     (xiv) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty percent (20%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (xi) above;
     (xv) That portion of Accounts that constitutes COD or credit card sales; and
     (xvi) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.
          “Eligible Inventory” means all Inventory of the Borrower, valued at the lower of cost or market in accordance with GAAP; but excluding any Inventory having any of the following characteristics:
     (i) Inventory that is: in-transit; on a truck route, out for delivery, located at any warehouse, job site or other premises not approved by the Lender in writing (and for which Lender has not received an acceptable lien waiver); not subject to a duly perfected first priority security interest in the Lender’s favor; subject to any lien or encumbrance that is subordinate to the Lender’s first priority security interest; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;
     (ii) Supplies, packaging, maintenance parts or sample Inventory, fabricated parts Inventory, or customer supplied parts or Inventory;
     (iii) Work-in-process Inventory;
     (iv) Inventory that is damaged, contaminated, discontinued, rejected, defective, obsolete, slow moving or not currently saleable in the normal course of the Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage;
     (v) Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;
     (vi) Inventory that is perishable or live provided that Inventory constituting of animal pharmaceuticals which are not less than 15 days from their stated expiration date shall not be ineligible solely as a result of being perishable;
     (vii) Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;
     (viii) Inventory that is subject to a Lien in favor of any Person other than the Lender;
     (ix) Inventory stored at locations holding less than $500,000 of the aggregate value of the Borrower’s Inventory; and

     (x) Inventory otherwise deemed ineligible by the Lender in its sole discretion.
          “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.
          “Equipment” shall have the meaning given it under the UCC.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.
          “Event of Default” is defined in Section 7.1.
          “Financial Covenants” means the covenants set forth in Section 6.2.
          “Floating Rate” means an interest rate equal to the sum of Daily Three Month LIBOR plus the applicable Margin, which interest rate shall change when and as the Daily Three Month LIBOR changes.
          “Floating Rate Advance” means an Advance bearing interest at the Floating Rate.
          “Funding Date” is defined in Section 2.1.
          “Funds from Operations” means for a given period, the sum of (i) Net Income, (ii) depreciation and amortization, (iii) any increase (or decrease) in deferred income taxes, (iv) any increase (or decrease) in lifo reserves, and (v) other non-cash items, each as determined for such period in accordance with GAAP.
          “GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.
          “General Intangibles” shall have the meaning given it under the UCC.
          “Guarantor” means every Person now or in the future who agrees to guaranty the Indebtedness.
          “Guaranty” means each unconditional continuing guaranty executed by a Guarantor in favor of the Lender.
          “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.
          “Hill’s” means Hill’s Pet Nutrition Sales, Inc.

          “Hill’s Accounts” means that portion of accounts owed by an account debtor for the purchase of any Hill’s branded products.
          “Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with the Lender, and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.
          “Indemnified Liabilities” is defined in Section 8.6.
          “Indemnitees” is defined in Section 8.6.
          “IRC” means the Internal Revenue Code of 1986, as amended from time to time.
          “Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.
          “Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.
          “Interest Expense” means for a fiscal year-to-date period, the Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.
          “Interest Payment Date” is defined in Section 2.8(a).
          “Inventory” shall have the meaning given it under the UCC.
          “Inventory Advance Rate” means up to fifty percent (50%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.
          “Investment Property” shall have the meaning given it under the UCC.
          “L/C Amount” means the sum of (i) the Aggregate Face Amount of any outstanding Letters of Credit, plus (ii) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through a Revolving Advance on the Credit Facility.

          “L/C Application” means an application for the issuance of standby or documentary letters of credit pursuant to the terms of a Standby Letter of Credit Agreement in form acceptable to the Lender.
          “Lender” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to Lender’s Wells Fargo Business Credit operating division, or to any other operating division of Lender.
          “Letter of Credit” is defined in Section 2.4(a).
          “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% — LIBOR Reserve Percentage
     (a) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Lender for the purpose of calculating the effective Floating Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three (3) month delivery of funds in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
     (b) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Lender for expected changes in such reserve percentage during the applicable term of the Revolving Note.
          “Licensed Intellectual Property” is defined in Section 5.11(c).
          “Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.
          “Liquidity Reserve” means, as of any date of determination, an amount equal to $5,000,000 or such lesser amount (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability.
          “Loan Documents” means this Agreement, the Revolving Note, each Guaranty, each Subordination Agreement, each L/C Application, each Standby Letter of Credit Agreement and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.
          “Loan Year” is defined in Section 2.6(c).
          “Loan Manager” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.
          “Lockbox” means “Lockbox” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.
          “Margin” means a rate per annum, expressed as a percentage, that is determined pursuant to Section 2.6(b).
          “Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Borrower.
          “Maturity Date” means January 31, 2013.
          “Maximum Line Amount” means $40,000,000 unless this amount is reduced pursuant to Section 2.10, in which event it means such lower amount.
          “Minimum Interest Charge” is defined in Section 2.6(c).
          “Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.
          “Net Cash Proceeds” means in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale.
          “Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.
          “Net Orderly Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

          “Obligation of Reimbursement” means the obligation of the Borrower to reimburse the Lender pursuant to the terms of the Standby Letter of Credit Agreement and any applicable L/C Application.
          “Officer” means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.
          “OFAC” is defined in Section 6.12(c).
          “Operating Account” is defined in Section 2.2(a), and maintained in accordance with the terms of Lender’s Commercial Account Agreement in effect for demand deposit accounts.
          “Overadvance” means the amount, if any, by which the outstanding principal balance of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.
          “Owned Intellectual Property” is defined in Section 5.11(a).
          “Owner” means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.
          “Pass-Through Tax Liabilities” means the amount of state and federal income tax paid or to be paid by the Borrower’s owners on taxable income earned by the Borrower and attributable to the owners as a result of the Borrower’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to the owners from or through the Borrower.
          “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.
          “Permitted Lien” and “Permitted Liens” are defined in Section 6.3(a).
          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
          “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.
          “Premises” means all locations where the Borrower conducts its business or has any rights of possession, including the locations legally described in Exhibit C attached hereto.
          “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Borrower to Lender pursuant to Section 6.1.

          “Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.
          “Revolving Advance” is defined in Section 2.1.
          “Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.
          “Security Documents” means this Agreement, the Wholesale Lockbox and Collection Account Agreement, the Trademark Security Agreement and any other document delivered to the Lender from time to time to secure the Indebtedness.
          “Security Interest” is defined in Section 3.1.
          “Special Account” means a specified cash collateral account maintained with Lender or another financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.5.
          “Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Lender entered into between the Borrower as applicant and Lender as issuer.
          “Subordinated Creditors” means every Person now or in the future who agrees to subordinate indebtedness of the Borrower held by that Person to the payment of the Indebtedness.
          “Subordinated Debt” means indebtedness due to Borrower that has been subordinated to Lender by a Subordinated Creditor pursuant to a Subordination Agreement.
          “Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of the Lender and acknowledged by the Borrower.
          “Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.
          “Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility as provided in this Agreement, or (iii) the date the Lender demands payment of the Indebtedness, following an Event of Default, pursuant to Section 7.2.

          “Trademark Security Agreement” means each Trademark Security Agreement now or hereafter executed by the Borrower in favor of the Lender dated the same date as this Agreement.
          “UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.
          “Unfinanced Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset, which are not financed with borrowed funds and are not capitalized on Borrower’s balance sheet.
          “Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.
          “Unused Amount” is defined in Section 2.7(b).
          “Wholesale Lockbox and Collection Account Agreement” means the Wholesale Lockbox and Collection Account Agreement by and between the Borrower and the Lender.
     Section 1.2 Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II
AMOUNT AND TERMS OF THE CREDIT FACILITY
     Section 2.1 Revolving Advances. The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Revolving Advances”) to the Borrower from time to time from the date that all of the conditions set forth in 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an amount not in excess of the Maximum Line Amount. The Lender shall have no obligation to make a Revolving Advance to the extent that the amount of the requested Revolving Advance exceeds Availability. The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.10, and reborrow.
     Section 2.2 Procedures for Requesting Advances.
          (a) Advances Credited to Operating Account. All Advances, shall be credited to Borrower’s demand deposit account maintained with Lender (the “Operating Account”), unless the parties agree in an Authenticated Record to disburse to another account.
          (b) Advances upon Borrower’s Request. Borrower may request one or more Advances on any Business Day. No request for an Advance will be deemed received until Lender acknowledges receipt, and Borrower, if requested by Lender, confirms the request in an Authenticated Record. Borrower shall repay all Advances, even if the Person requesting the Advance on behalf of Borrower lacked authorization. Borrower may request an Advance at the Floating Rate no later than the Cut-off Time on the Business Day on which Borrower wants the Floating Rate Advance to be funded.
          (c) Advances through Loan Manager. If Lender has separately agreed that Borrower may use the Lender Loan Manager service (“Loan Manager”), Advances will be initiated by Lender and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Availability. If Lender terminates Borrower’s access to Loan Manager, Borrower may continue to request Advances as provided in Section 2.2(b). Lender shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Availability, and may terminate Loan Manager at any time in its sole discretion.
          (d) Protective Advances; Advances to Pay Indebtedness Due. Lender may initiate an Advance in its sole discretion for any reason at any time, without Borrower’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in Collateral or to perform any of Borrower’s obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Lender.
     Section 2.3 Reserved.
     Section 2.4 Letters of Credit.

          (a) The Lender agrees, subject to the terms and conditions of this Agreement, to issue, at any time after the Funding Date and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account. The Lender will not issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:
     (i) $2,000,000 less the L/C Amount, or
     (ii) Availability.
Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by the Borrower. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Standby Letter of Credit Agreement.
          (b) No Letter of Credit shall be issued with an expiry date later than one (1) year from the date of issuance or the Maturity Date in effect as of the date of issuance, whichever is earlier.
          (c) Any request for issuance of a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.
          (d) If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender may, in its sole discretion, make a Revolving Advance in an amount sufficient to discharge any outstanding Obligation of Reimbursement and any accrued but unpaid interest and fees payable with respect to same.
     Section 2.5 Special Account. If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs. If the Borrower fails to promptly make any such payment in the amount required hereunder, then the Lender may make a Revolving Advance against the Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account either maintained with the Lender or with a financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Indebtedness in the Lender’s sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.
     Section 2.6 Interest; Margin; Minimum Interest Charge; Default Interest Rate; Application of Payments; Participations; Usury.

          (a) Interest. Except as provided in Section 2.6(d) and Section 2.6(g), the principal amount of each Advance shall bear interest as a Floating Rate Advance.
          (b) Margin. The Margin shall be three and one half of one percent (3.50%) for Revolving Advances that are Floating Rate Advances. If for the Borrower’s fiscal year ending July 31, 2010 (i) the Debt Service Coverage Ratio is greater than or equal to 1.25:1 and (ii) Net Income is greater than or equal to $2,100,000, then the Margin shall be reduced to three percent (3.0%).
          The reduction in the Margin, if any, will be made following receipt of the Borrower’s financial statements required under Section 6.1. The Margin change, if any, shall become effective on the first calendar day of the month following the month of receipt by the Lender of the Borrower’s most recent financial statements. Notwithstanding the foregoing no reduction in the Margin will be made if a Default Period exists at the time that such reduction would otherwise be made.
          If amended or restated financial statements would change previously reduced Margin, or if the Lender determines that any financial statements have materially misstated the Borrower’s financial condition, then the Lender may, using the most accurate information available to it, recalculate the financial test or tests governing the Margin and retroactively increase the Margin from the date of receipt of such amended or restated financial statements and charge Borrower additional interest, which may be imposed on them from the beginning of the appropriate month to which the restated statements or recalculated financial tests relate or to the beginning of the month in which any Event of Default has occurred, as the Lender in its sole discretion deems appropriate.
          (c) Minimum Interest Charge. Notwithstanding any other terms of this Agreement to the contrary, the Borrower shall pay to the Lender interest of not less than $300,000 per Loan Year (the “Minimum Interest Charge”) during the term of this Agreement, and the Borrower shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.6(a) following each anniversary of the Funding Date and on the Termination Date. When calculating this deficiency, the Default Rate, if applicable, shall be disregarded, and any interest that accrues on a payment following its receipt on those days specified in Section 2.6(e) shall be excluded in determining the total amount of interest otherwise calculated under Section 2.6(a). As used in this subsection (c), “Loan Year” means each one-year period ending on an anniversary of the Funding Date.
          (d) Default Interest Rate. At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Revolving Note shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine. The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by the Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

          (e) Application of Payments. Payments shall be applied to the Indebtedness on the Business Day of receipt by the Lender in the Lender’s general account.
          (f) Participations. If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.6, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.6, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.
          (g) Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.
     Section 2.7 Fees.
          (a) Origination Fee. The Borrower shall pay the Lender a fully earned and non-refundable origination fee of $200,000, due and payable upon the execution of this Agreement. The Lender has received $75,000 toward payment of this fee and the fees, costs and expenses described in Section 2.7, Section 8.5, and Section 8.6.
          (b) Unused Line Fee. For the purposes of this Section 2.7(b), “Unused Amount” means the Maximum Line Amount reduced by outstanding Revolving Advances and the L/C Amount. The Borrower agrees to pay to the Lender an unused line fee at the rate of one half of one percent (0.50%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.
          (c) Reserved.
          (d) Collateral Exam Fees. The Borrower shall pay the Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower’s operations or business at the rates established from time to time by the Lender (which fees are currently $125 per hour per collateral examiner), together with any related out-of-pocket costs and expenses incurred by the Lender. Notwithstanding the foregoing, unless an Event of Default shall have occurred, Lender shall not conduct more than one such collateral exam, audit or inspection quarterly.
          (e) Reserved.
          (f) Letter of Credit Fees. The Borrower shall pay to the Lender a fee with respect to each Letter of Credit that has been issued which shall be calculated on a per diem basis at an annual rate equal to three percent (3.0%) of the Aggregate Face Amount, from and including the date of issuance of the Letter of Credit until the date that the Letter of Credit terminates or is returned to the Lender, which fee shall be due and payable monthly in arrears on the first day of each month and on the date that the Letter of Credit terminates or is returned to the Lender; provided, however, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to six percent (6.0%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any other fees, commissions and charges imposed by Lender with respect to such Letter of Credit.
          (g) Letter of Credit Administrative Fees. The Borrower shall pay all administrative fees charged by Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then — current rates published by Lender for such services rendered on behalf of customers of Lender generally.
          (h) Termination and Line Reduction Fees. If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrower terminates or reduces the Credit Facility on a date prior to the Maturity Date, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) three percent (3.0%) if the termination or reduction occurs on or before the first anniversary of the Funding Date; (B) two percent (2.0%) if the termination or reduction occurs after the first anniversary of the Funding Date, but on or before the second anniversary of the Funding Date; and (C) one percent (1.0%) if the termination or reduction occurs after the second anniversary of the Funding Date.
          (i) Reserved.
          (j) Reserved.
          (k) Overadvance Fees. The Borrower shall pay an Overadvance fee in the amount of $500.00 for each day or portion thereof during which an Overadvance exists, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by the Lender. The acceptance of payment of an Overadvance fee by the Lender shall not be deemed to constitute either consent to the Overadvance or a waiver of the resulting Event of Default, unless the Lender specifically consents to the Overadvance in writing and waives the Event of Default on whatever conditions the Lender deems appropriate.

          (l) Other Fees and Charges. The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.
          (m) Treasury Management Fees. The Borrower will pay service fees to the Lender for treasury management services provided to it by the Lender pursuant to the Master Agreement for Treasury Management Services entered into between the Borrower and the Lender, or, if a Master Agreement for Treasury Management Services has not been entered into, the Borrower will pay services fees for its use of the Loan Manager service, the Ready Remit service, or any other service that the Lender may provide to the Borrower under this Agreement or any other agreement entered into by the parties, in the amount prescribed in the Lender’s current service fee schedule.
     Section 2.8 Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.
          (a) Time For Interest Payments. Accrued and unpaid interest shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.
          (b) Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.
          (c) Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.
     Section 2.9 Collection of Accounts; Application to the Borrower’s Indebtedness.
          (a) The Collection Account. Borrower has granted a security interest to Lender in the Collateral, including without limitation, all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into the Collection Account. Funds so deposited (“Account Funds”) are the property of Lender, and may only be withdrawn from the Collection Account by Lender.
          (b) Payment of Accounts by Borrower’s Account Debtors. Borrower shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Collection Account or for direct application to the Revolving Note. If Borrower receives a payment or the Proceeds of Collateral directly, Borrower will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, it will hold all such payments and Proceeds in trust for Lender without commingling with other funds or property. All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.
          (c) Application of Payments to Revolving Note. Lender will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Revolving Note by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Lender that are not first deposited to the Collection Account pursuant to any treasury management service provided to Borrower by Lender, such payments shall be applied to the Revolving Note as provided in the Master Agreement for Treasury Management Services and the relevant service description.
     Section 2.10 Voluntary Prepayment; Reduction of the Maximum Line Amount; Termination of the Credit Facility by the Borrower. Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part. The Borrower may terminate the Credit Facility or reduce the Maximum Line Amount at any time if it (i) gives the Lender at least 90 days advance written notice prior to the proposed Termination Date, and (ii) pays the Lender applicable termination, prepayment and Maximum Line Amount reduction fees in accordance with the terms of this Agreement. Any reduction in the Maximum Line Amount shall be in multiples of $100,000, and with a minimum reduction of at least $500,000. If the Borrower terminates the Credit Facility or reduces the Maximum Line Amount to zero, all Indebtedness shall be immediately due and payable, and if the Borrower gives the Lender less than the required 90 days advance written notice, then the interest rate applicable to borrowings evidenced by Revolving Note shall be the Default Rate for the period of time commencing 90 days prior to the proposed Termination Date through the date that the Lender actually receives such written notice. If the Borrower does not wish the Lender to consider renewal of the Credit Facility on the next Maturity Date, then the Borrower shall give the Lender at least 45 days written notice prior to the Maturity Date that it will not be requesting renewal. If the Borrower fails to give the Lender such timely notice, then the interest rate applicable to borrowings evidenced by the Revolving Note shall be the Default Rate for the period of time commencing 45 days prior to the Maturity Date through the date that the Lender actually receives such written notice.
     Section 2.11 Mandatory Prepayment. Without notice or demand, unless the Lender shall otherwise consent in a written agreement that sets forth the terms and conditions which the Lender in its discretion may deem appropriate, including without limitation the payment of an Overadvance fee, if an Overadvance shall at any time exist with respect to the Credit Facility, then the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess (due, for example, to the L/C Amount), pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any voluntary or mandatory prepayment received by the Lender may be applied to the Indebtedness, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

     Section 2.12 Revolving Advances to Pay Indebtedness. Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Indebtedness from time to time due and payable.
     Section 2.13 Use of Proceeds. The Borrower shall use the proceeds of Advances and each Letter of Credit to pay off its existing lender, support Letters of Credit, to cover book overdrafts, to fund accounts payable over 30 days past due, and for ordinary working capital purposes.
     Section 2.14 Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Indebtedness. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Indebtedness that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.
ARTICLE III
SECURITY INTEREST; OCCUPANCY; SETOFF
     Section 3.1 Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of: (a) all present and future Indebtedness of the Borrower to the Lender; (b) all obligations of the Borrower and rights of the Lender under this Agreement; and (c) all present and future obligations of the Borrower to the Lender of other kinds. Upon request by the Lender, the Borrower will grant to the Lender a security interest in all commercial tort claims that the Borrower may have against any Person.
     Section 3.2 Notification of Account Debtors and Other Obligors. The Lender may at any time (from and after the occurrence of a Default of an Event of Default) notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor. The Lender may, from and after the occurrence of a Default of an Event of Default, in the Lender’s name or in the Borrower’s name, as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.
     Section 3.3 Assignment of Insurance. As additional security for the payment and performance of the Indebtedness, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Indebtedness or shall be disbursed to the Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.
     Section 3.4 Occupancy.
          (a) The Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period without notice or consent.
          (b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of items that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.
          (c) The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Credit Facility, and (ii) final sale or disposition of all items constituting Collateral and delivery of all such items to purchasers.
          (d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

          Section 3.5 License. Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.
          Section 3.6 Financing Statement. The Borrower authorizes the Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrower and are hereby re-authorized. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the Borrower represents and warrants that the following information is true and correct:
Name and address of Debtor:

Professional Veterinary Products, Ltd.,
10077 South 134th Street
Omaha, NE 68138
Federal Employer Identification No. 37-1119387
Exact Logistics, LLC,
10077 South 134th Street
Omaha, NE 68138
Federal Employer Identification No. 37-1119387
ProConn, LLC
10077 South 134th Street
Omaha, NE 68138
Federal Employer Identification No. 47-0836769
Name and address of Secured Party:
Wells Fargo Bank, National Association
MAC N9312-040
109 South 7th Street, 4th Floor
Minneapolis, MN 55402
Attn: Becky A. Koehler
Federal Employer Identification No. 41-1237652
     Section 3.7 Setoff. The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the

Borrower by the Lender, whether or not due, against any Indebtedness, whether or not due. In addition, each other Person holding a participating interest in any Indebtedness shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.
     Section 3.8 Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third Person for any of the Indebtedness.
ARTICLE IV
CONDITIONS OF LENDING
     Section 4.1 Conditions Precedent to the Initial Advances and Letter of Credit. The Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:
          (a) This Agreement.
          (b) The Revolving Note.
          (c) A Standby Letter of Credit Agreement and L/C Application for each Letter of Credit that the Borrower wishes to have issued thereunder.
          (d) A true and correct copy of any and all leases pursuant to which the Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.
          (e) A true and correct copy of any and all mortgages pursuant to which the Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage.
          (f) A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrower’s other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.
          (g) An acknowledgment and waiver of Liens from each warehouse in which the Borrower is storing Inventory.
          (h) The Wholesale Lockbox and Collection Account Agreement.
          (i) The Master Agreement for Treasury Management Services.
          (j) Blocked account and control agreements with each bank at which the Borrower maintains deposit accounts.
          (k) A Trademark Security Agreement.
          (l) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.
          (m) A certificate of each Borrower’s Secretary or Assistant Secretary or other appropriate officer certifying that attached to such certificate are (i) the resolutions of the Borrower’s Directors or other appropriate governing body and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower’s Constituent Documents, and (iii) examples of the signatures of the Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.
          (n) A current certificate issued by the Secretary of State of Nebraska, certifying that each Borrower is in existence under the laws of the State of Nebraska.
          (o) A certificate of an Officer of the Borrower confirming the representations and warranties set forth in Article V.
          (p) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.
          (q) An opinion of counsel of each Borrower addressed to Lender.

          (r) Payment of all fees due under the terms of this Agreement through the date of the initial Advance or the issuance of any Letter of Credit hereunder, and payment of all expenses incurred by the Lender through such date and that are required to be paid by the Borrower under this Agreement.
          (s) Evidence that after making the initial Revolving Advance, satisfying all obligations owed to the Borrower’s prior lender, satisfying all trade payables older than 30 days from due date, book overdrafts and closing costs, Availability on the Funding Date shall be not less than $10,000,000.
          (t) Borrower’s projected balance sheets, income statements, statements of cash flow and projected Availability for each month until July 31, 2010, each in reasonable detail.
          (u) A Customer Identification Information form and such other forms and verification as the Lender may need to comply with the U.S.A. Patriot Act.
          (v) with respect to the real estate that is encumbered by the mortgage of the Lender (i) an acceptable title search, (ii) a copy of any survey of such property in Borrower’s possession and (iii) a copy of any environmental site assessment of such property in Borrower’s possession,
          (w) with respect to the real estate that is encumbered by the mortgage of the Lender (i) a flood hazard determination form, confirming whether or not the parcel is in a flood hazard area and whether or not flood insurance must be obtained, and, if the real estate is located in a flood hazard area, (ii) a policy of flood insurance.
          (x) Such other documents as the Lender in its sole discretion may require.
     Section 4.2 Conditions Precedent to All Advances and Letters of Credit. The Lender’s obligation to make each Advance or to cause the issuance of a Letter of Credit shall be subject to the further conditions precedent that:
          (a) the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
          (b) no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Lender as follows:
     Section 5.1 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. PVP is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nebraska and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. ProConn is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nebraska and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Exact is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nebraska and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1. The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Borrower’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. The Borrower’s federal employer identification number and organization identification number are correctly set forth in Section 3.6.
     Section 5.2 Capitalization. Schedule 5.2 constitutes a correct and complete list of all all Persons holding ownership interests and rights to acquire ownership interests which if fully exercised would cause such Person to hold more than five percent (5%) of all ownership interests of the Borrower on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of the Borrower.
     Section 5.3 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate or company action, as applicable, and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.
     Section 5.4 Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     Section 5.5 Subsidiaries. Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.
     Section 5.6 Financial Condition; No Adverse Change. The Borrower has furnished to the Lender its audited financial statements for its fiscal year ended July 31, 2009 and unaudited financial statements for the fiscal-year-to-date period ended November 30, 2009 and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no material adverse change in the Borrower’s business, properties or condition (financial or otherwise).
     Section 5.7 Litigation. There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would result in a final judgment or judgments against the Borrower or any of its Affiliates in an amount in excess of $100,000.00, apart from those matters specifically listed in Schedule 5.7.
     Section 5.8 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     Section 5.9 Taxes. The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.
     Section 5.10 Titles and Liens. The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.
     Section 5.11 Intellectual Property Rights.
          (a) Owned Intellectual Property. Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which the Borrower is the owner of record (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.11, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned

Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.
          (b) Agreements with Employees and Contractors. The Borrower has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to the Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.
          (c) Intellectual Property Rights Licensed from Others. Schedule 5.11 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements, copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.
          (d) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.
          (e) Infringement. Except as disclosed on Schedule 5.11, the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.
     Section 5.12 Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is maintained as such by Borrower and, and, to the knowledge of Borrower, no fact or circumstance exists which may have an adverse effect on the Plan’s tax qualified status. Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).
     Section 5.13 Default. The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the Borrower’s financial condition, properties or operations.
     Section 5.14 Environmental Matters.
          (a) Except as disclosed on Schedule 5.14, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.
          (b) Except as disclosed on Schedule 5.14, the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.
          (c) Except as disclosed on Schedule 5.14, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.
          (d) Except as disclosed on Schedule 5.14, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect, nor has the Borrower been denied insurance on grounds related to potential environmental liability. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

          (e) Except as disclosed on Schedule 5.14, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.
          (f) The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or the Borrower’s businesses.
     Section 5.15 Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby (i) is true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, presents a good faith opinion as to such projections, valuations and proforma condition and results.
     Section 5.16 Financing Statements. The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.
     Section 5.17 Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation, unless such Collateral is excluded from the Borrowing Base.
     Section 5.18 Financial Solvency. Both before and after giving effect to the initial Advance and all of the transactions contemplated in the Loan Documents, none of the Borrower or its Affiliates:
          (a) Was or will be “insolvent”, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;
          (b) Has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower or such Affiliate are unreasonably small;
          (c) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

          (d) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and
          (e) At this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.
ARTICLE VI
COVENANTS
          So long as the Indebtedness shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:
     Section 6.1 Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:
          (a) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, the Borrower’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.
          (b) Monthly Financial Statements. As soon as available and in any event within 20 days after the end of each month, the unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and which fairly represent the Borrower’s financial position and the results of its operations; and accompanied by a certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit B hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly represent the Borrower’s financial position and the results of its operations, (ii) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.
          (c) Collateral Reports. No later than 10 days after each month end (or more frequently if Lender shall request it), detailed agings and certification of Borrower’s accounts receivable and accounts payable, a detailed inventory report (by category and location), an inventory certification report, and a calculation of Borrower’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as of the end of that month or shorter time period requested by Lender. The all information required under this subsection 6.1(c) shall be submitted by Borrower through Lender’s CEO portal.
          (d) Projections. No later than 30 days prior to each fiscal year end, the Borrower’s projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail. Such items will be certified by the Officer who is the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.
          (e) Reserved.
          (f) Litigation. Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against the Borrower in excess of $100,000.
          (g) Defaults. When any Officer of the Borrower becomes aware of the probable occurrence of any Default or Event of Default, and no later than 3 days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.
          (h) Plans. As soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement signed by the Officer who is the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement signed by the Officer who is the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such liability and the action which the Borrower proposes to take with respect thereto.
          (i) Disputes. Promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrower’s customers; (ii) credit memos; and (iii) any goods returned to or recovered by the Borrower, to the extent any of the same exceed $25,000 individually or $100,000 in the aggregate during any fiscal year.
          (j) Officers and Directors. Promptly upon knowledge thereof, notice of any change in the persons constituting the Borrower’s Officers and Directors.
          (k) Collateral. Promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.
          (l) Commercial Tort Claims. Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower’s damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.
          (m) Intellectual Property.
     (i) 30 days prior written notice of Borrower’s intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.18, the Borrower will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.
     (ii) Promptly upon knowledge thereof, notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.
     (iii) Promptly upon receipt, copies of all registrations and filings with respect to its Intellectual Property Rights.
          (n) Reports to Owners. Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its Owners.
          (o) SEC Filings. Promptly after the sending or filing thereof, copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

          (p) Reserved.
          (q) Reserved.
          (r) Violations of Law. Promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the financial condition, properties or operations of the Borrower.
          (s) Other Reports. From time to time, with reasonable promptness, any and all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.
     Section 6.2 Financial Covenants.
          (a) Minimum Net Income. The Borrower will achieve, for each period described below, Net Income of not less than the amount set forth for each such period (numbers appearing between “(  )” are negative):

Period	Minimum Net Income
8/1/09 Through 1/31/10	($2,500,000)
8/1/09 Through 2/28/10	($3,000,000)
8/1/09 Through 3/31/10	($2,500,000)
8/1/09 Through 4/30/10	($1,600,000)
8/1/09 Through 5/31/10	($1,200,000)
8/1/09 Through 6/30/10	($600,000)
8/1/09 Through 7/31/10	$0
8/1/09 Through 8/31/10	($250,000)
8/1/09 Through 9/30/10	($400,000)
8/1/09 Through 10/31/10	($500,000)
          (b) Minimum Debt Service Coverage Ratio. The Borrower will maintain, as of its fiscal year ending July 31, 2010, a Debt Service Coverage Ratio of not less than 1.25 to 1.0.
          (c) Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures of more than $2,000,000.00 in the aggregate during any fiscal year.
     Section 6.3 Permitted Liens; Financing Statements.
          (a) The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):
     (i) In the case of any of the Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

     (ii) Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under this Agreement;
     (iii) The Security Interest and Liens created by the Security Documents; and
     (iv) Purchase money Liens relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition.
          (b) The Borrower will not amend any financing statements in favor of the Lender except as permitted by law.
     Section 6.4 Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
          (a) Any existing or future Indebtedness or any other obligations of the Borrower to the Lender;
          (b) Any indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto; and
          (c) Any indebtedness relating to Permitted Liens.
     Section 6.5 Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
          (a) The endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and
          (b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.
     Section 6.6 Investments and Subsidiaries. The Borrower will not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:
          (a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);
          (b) Travel advances or loans to the Borrower’s Officers and employees not exceeding at any one time an aggregate of $50,000;
          (c) Prepaid rent not exceeding one month or security deposits; and
          (d) Current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.
     Section 6.7 Dividends and Distributions. Except as set forth in this Section 6.7, the Borrower will not declare or pay any dividends (other than dividends payable solely in equity interests of the Borrower) on any class of its equity interests, or make any payment on account of the purchase, redemption or other retirement of any such equity interests, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly, provided that Borrower may purchase, redeem or retire up to ten percent (10%) of its outstanding and issued shares during each fiscal year. So long as ProConn or Exact are a “pass-through” tax entity for United States federal income tax purposes, and after first providing such supporting documentation as the Lender may request (including the personal state and federal tax returns (and all schedules thereto) of each Owner) net of any prior year loss carry-forward, ProConn or Exact, may pay or issue dividends or distributions to pay Pass-Through Tax Liabilities.
     Section 6.8 Salaries. The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment.
     Section 6.9 Reserved.
     Section 6.10 Books and Records; Collateral Examination, Inspection and Appraisals.
          (a) The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its Directors, Officers, employees or agents.
          (b) The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower.
          (c) The Borrower will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.
          (d) The Lender may also, from time to time, obtain at the Borrower’s expense an appraisal of Collateral by an appraiser acceptable to the Lender in its sole discretion. Notwithstanding the foregoing, unless an Event of Default shall have occurred, Lender shall not conduct more than one (1) such appraisal annually.
     Section 6.11 Account Verification.
          (a) The Lender or its agent may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.
          (b) The Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.
     Section 6.12 Compliance with Laws.
          (a) The Borrower shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
          (b) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply, and cause each Subsidiary to comply, with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.
          (c) The Borrower shall (i) ensure, and cause each Subsidiary to ensure, that no Owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from the Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Lender’s policies and practices.

     Section 6.13 Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.
     Section 6.14 Maintenance of Properties.
          (a) The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this covenant shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender. The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.
          (b) The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.
     Section 6.15 Insurance. The Borrower shall at all times maintain insurance with insurers acceptable to Lender, in such amounts and on such terms (including deductibles) as Lender in its sole discretion may require and including, as applicable and without limitation, business interruption insurance (including force majeure coverage), hazard coverage on an “all risks” basis for all tangible Collateral, and theft and physical damage coverage for Collateral consisting of motor vehicles. All insurance policies must contain an appropriate lender’s interest endorsement or clause, and name Lender as an additional insured.
     Section 6.16 Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.
     Section 6.17 Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.
     Section 6.18 Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any

Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Indebtedness. The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.
     Section 6.19 Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.
     Section 6.20 Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     Section 6.21 Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.
     Section 6.22 Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.
     Section 6.23 Discounts, etc. After notice from the Lender, the Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold. The Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower.
     Section 6.24 Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

     Section 6.25 Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name or jurisdiction of organization.
     Section 6.26 Constituent Documents; S Corporation Status. The Borrower will not amend its Constituent Documents. PVP will not become an S Corporation.
     Section 6.27 Performance by the Lender. If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Section 6.13 and Section 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements required to be obtained, executed, delivered or endorsed by the Borrower hereunder.
     Section 6.28 Bank Accounts. On or before the date which is sixty (60) days from the date of this Agreement, Borrower will deliver to Lender either (a) evidence that Borrower has closed any and all deposit accounts maintained by Borrower with First National Bank of Omaha or any financial institution other than Lender or (b) a blocked account and control agreement for any account held any financial institution other than Lender in a form and substance acceptable to Lender in its sole but reasonable discretion.

ARTICLE VII
EVENTS OF DEFAULT, RIGHTS AND REMEDIES
     Section 7.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events:
          (a) Default in the payment of the Revolving Note, any Obligation of Reimbursement, or any default with respect to any other Indebtedness due from Borrower to Lender as such Indebtedness becomes due and payable;
          (b) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement or any other Loan Document;
          (c) An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner on terms not otherwise approved of in advance by the Lender in writing;
          (d) More than 10% of the aggregate, issued ownership interests in the Borrower shall be sold, transferred, or become subject to a Lien in any fiscal year;
          (e) Any Financial Covenant shall become inapplicable due to the lapse of time and the failure of the Lender and the Borrower to come to any agreement to amend any such covenant to cover future periods that is acceptable to the Lender in the Lender’s sole discretion;
          (f) The Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Guarantor, as the case may be; or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor;
          (g) A petition shall be filed by or against the Borrower or any Guarantor under the United States Bankruptcy Code or the laws of any other jurisdiction naming the Borrower or such Guarantor as debtor;
          (h) Reserved;
          (i) Any representation or warranty made by the Borrower in this Agreement, by any Guarantor in any Guaranty delivered to the Lender, or by the Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such Guaranty shall be incorrect in any material respect;

          (j) The rendering against the Borrower of an arbitration award, a final judgment, decree or order for the payment of money in excess of $100,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;
          (k) A default under any bond, debenture, note or other evidence of material indebtedness of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;
          (l) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA;
          (m) An event of default shall occur under any Security Document beyond any applicable notice and grace period;
          (n) An event of default shall occur under any Security Document beyond any applicable notice and grace period;
          (o) Any Guarantor shall repudiate, purport to revoke or fail to perform any obligation under such Guaranty in favor of the Lender, any individual Guarantor shall die or any other Guarantor shall cease to exist, and such Guarantor is not replaced by Borrower with a suitable replacement Guarantor within sixty (60) days;
          (p) The Borrower shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment with respect to indebtedness that has been subordinated pursuant to any Subordination Agreement, except to the extent permitted by the terms of such Subordination Agreement;
          (q) The Lender believes in good faith that the prospect of payment in full of any part of the Indebtedness, or that full performance by the Borrower under the Loan Documents, is impaired, or that there has occurred any material adverse change in the business or financial condition of the Borrower;
          (r) There has occurred any breach, default or event of default by or attributable to, any Affiliate under any agreement between the Affiliate and the Lender beyond any applicable notice and grace period; or
          (s) The indictment of any Director, Officer, Guarantor, or any Owner of the Borrower for a felony offence under state or federal law.
     Section 7.2 Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:
          (a) The Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;
          (b) The Lender may, by notice to the Borrower, declare the Indebtedness to be forthwith due and payable, whereupon all Indebtedness shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;
          (c) The Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Indebtedness;
          (d) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;
          (e) The Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.5 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;
          (f) The Lender may exercise and enforce its rights and remedies under the Loan Documents;
          (g) The Lender may without regard to any waste, adequacy of the security or solvency of the Borrower, apply for the appointment of a receiver of the Collateral, to which appointment the Borrower hereby consents, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and

          (h) The Lender may exercise any other rights and remedies available to it by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) or (g), the Indebtedness shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Indebtedness will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Indebtedness.
     Section 7.3 Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
     Section 8.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     Section 8.3 Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:
          (a) Delivery of Notices, Requests and Communications. Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Borrower must report to Lender under Section 6.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Lender’s Commercial Electronic Office® (“CEO®”) portal or other secure electronic channel to which the parties have agreed.
          (b) Addresses for Delivery. Delivery of any Record under this Section 8.3 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Lender’s CEO portal or other secure electronic channel to which the parties have agreed.
          (c) Date of Receipt. Each Record sent pursuant to the terms of this Section 8.3 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Lender’s CEO portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Borrower required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Lender on a Business Day by an authorized employee of Lender.
          (d) Confidentiality of Unencrypted E-mail. Borrower acknowledges that if it sends an Electronic Record to Lender without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.
     Section 8.4 Borrower Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:
          (b) Delivery of Borrower Information Records. Any information that Borrower is required to deliver under Section 6.1 in the form of a Record may be delivered to Lender (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Lender’s CEO portal or other secure electronic channel to which the parties have agreed.
          (c) Addresses for Delivery. Delivery of any Record to Lender under this Section 8.4 shall be made to the appropriate address set forth on the last page of this Agreement (which Lender may modify by a Record sent to Borrower), or through Lender’s CEO portal or other secure electronic channel to which the parties have agreed.
          (d) Date of Receipt. Each Record sent pursuant to this section will be deemed to have been received on (i) the date of delivery to an authorized employee of Lender, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through Lender’s CEO portal or similar secure electronic channel to which the parties have agreed.
          (e) Authentication of Borrower Information Records. Borrower shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Borrower who prepared the Record; (ii) as an Electronic

Record sent via encrypted e-mail, by the signature of the Officer or employee of Borrower who prepared the Record by any file format signature that is acceptable to Lender, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Lender’s CEO portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Lender and Borrower may agree to under the CEO agreement.
          (f) Certification of Borrower Information Records. Any Record (including without limitation any Electronic Record) Authenticated and delivered to Lender under this Section 8.4 will be deemed to have been certified as materially true, correct, and complete by Borrower and each Officer or employee of Borrower who prepared and Authenticated the Record on behalf of Borrower, and may be legally relied upon by Lender without regard to method of delivery or transmission.
          (g) Confidentiality of Borrower Information Records Sent by Unencrypted E-mail. Borrower acknowledges that if it sends an Electronic Record to Lender without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure. Borrower acknowledges that it may deliver Electronic Records containing Borrower information to Lender by e-mail pursuant to any encryption tool acceptable to Lender and Borrower, or through Lender’s CEO portal file upload service without risk of unauthorized disclosure.
     Section 8.5 Costs and Expenses. The Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Indebtedness, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.
     Section 8.6 Indemnity. In addition to the payment of expenses pursuant to Section 8.5, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):
     (i) Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;
     (ii) Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b); and

     (iii) Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances. Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any Indemnitee for any Indemnified Liability caused by the gross negligence or willful misconduct of such Indemnitee.
If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligations under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.
     Section 8.7 Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.
     Section 8.8 Execution in Counterparts; Telefacsimile Execution. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement or any other Loan Document by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Any party delivering an executed counterpart of this Agreement or any other Loan Document by telefacsimile also shall deliver an original executed counterpart of this Agreement or such other Loan Document but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document.
     Section 8.9 Retention of Borrower’s Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than 30 days after receipt by the Lender. If there is a special need to retain specific records, the Borrower must inform the Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within 30 days of the Lender taking control of same.

     Section 8.10 Binding Effect; Assignment; Complete Agreement; Sharing Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender and each direct and indirect subsidiary of Wells Fargo & Company may share with each other any information that they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to all such sharing of information.
     Section 8.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
     Section 8.12 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 8.13 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Minneapolis, County of Hennepin , Minnesota; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     Section 8.14 Further Documents. The Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

     Section 8.15 Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed: (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential on the same terms as provided herein); (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (g) unless an Event of Default has occurred and is continuing, subject to an agreement containing provisions substantially the same as those of this Section 8.15 to: (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower; (h) with the consent of Borrower; or (i) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 8.15; or (ii) becomes available to Lender or any of its affiliates on a non-confidential basis from a source other than Borrower or any Subsidiary thereof and not in contravention of this Section 8.15. For purposes of this Section 8.15, “Information” means all information (including financial information) received from Borrower or any Subsidiaries thereof relating to Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis, and not in contravention of this Section 8.15, prior to disclosure by Borrower or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section 8.15: (A) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; and (B) shall not disclose any financial information concerning Borrower, any Subsidiary thereof or their respective businesses (including any information based on any such financial information) or use any such financial information for commercial purposes without the prior written consent of Borrower.
[Signature Page Follows]

THE BORROWER AND THE LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date set forth in the initial caption of this Agreement.

10077 South 134th Street Omaha, NE 68138 Telecopier: (402) 331-8655 Attention: Tara Chicatelli e-mail: tara.chicatelli@pvpl.com	PROFESSIONAL VETERINARY PRODUCTS, LTD. a Nebraska corporation

By:	/s/ Stephen J. Price
	Name:	Stephen J. Price
Its: President and CEO

10077 South 134th Street Omaha, NE 68138 Telecopier: (402) 331-8655 Attention: Tara Chicatelli e-mail: tara.chicatelli@pvpl.com	EXACT LOGISTICS, LLC a Nebraska limited liability company

By:	PROFESSIONAL VETERINARY PRODUCTS, LTD.

a Nebraska corporation, its Manager and sole Member

By	/s/ Stephen J. Price
	Name:	Stephen J. Price
Its: President and CEO

10077 South 134th Street Omaha, NE 68138 Telecopier: (402) 331-8655 Attention: Tara Chicatelli e-mail: tara.chicatelli@pvpl.com	PROCONN, LLC a Nebraska limited liability company

By:	PROFESSIONAL VETERINARY PRODUCTS, LTD. a Nebraska corporation, its Manager and sole Member

By:	/s/ Stephen J. Price
	Name:	Stephen J. Price
Its: President and CEO

Wells Fargo Bank, National Association	WELLS FARGO BANK,
Wells Fargo Business Credit	NATIONAL ASSOCIATION
MAC N9312-040
109 South 7th Street, 4th Floor	By: /s/ Becky A. Koehler
Minneapolis, MN 55402	Becky A. Koehler, Vice President
Telecopier: (612) 341-2472
Attention: Becky A. Koehler
e-mail: becky.a.koehler@wellsfargo.com